        Exhibit 10.4

September 8, 2022

Mr. David Agatston
Broomfield, CO
___________________________________________________________________________

Dear David,

I am pleased to offer you the position of Chief Financial Officer for Lightning eMotors. This position will report directly to me and will have responsibility for leading the Finance, Accounting, and Information Technology organization. The role is based in our Loveland, Colorado corporate office and we look forward to having you join our team on Monday October 3, 2022. This letter serves only to confirm our offer of employment and does not constitute a contract of employment. Your executive employment agreement will be forwarded to you under separate cover upon final approval by Lightning’s board of directors.

Here are the specifics of your offer and pre-employment requirements that must be satisfied:

Base Salary
Your base pay will be $350,000.00 annually. This is a salaried position and not eligible for overtime. Payroll is distributed on a bi-weekly basis.

Annual Bonus Opportunity
You will be eligible to earn an annual bonus. Your target bonus as a participant in the Lightning eMotors Bonus Program is equal to 40% of your base salary, prorated for any partial year of employment. The bonus will be driven by certain Company goals based on our short-term strategic, financial, and operating performance. The Annual Bonus shall be paid in the calendar year following the performance period following board of directors’ approval.

Equity Plan
You will be eligible to participate in the Company equity compensation plan. The annual target equity incentive is $600,000 over a 3-year vesting period. Based on your hire date, you will be eligible to receive a pro rata portion of this grant on October 5, 2022, reflecting 9 months of your participation in the 2022 grant cycle that commenced in July 2022. The next annual grant cycle occurs in July 2023, pending board of director approval. For 2022, the equity grant will be awarded as restricted stock units (RSUs). All incentive plans are evaluated regularly, and the company may choose to incorporate additional performance metrics to the plan in future grant years.

One-time Equity Grant
To recognize the transition from any existing compensation plans that you may participate in, you will receive a one-time grant of RSUs in the value of $100,000 which will be awarded to you within 30 days of your hire date, pending board of director’s approval.

Paid Time Off
As an executive of the company, you are expected to manage your personal time off in an efficient manner. You will not accrue Paid Time Off (PTO) but will be able to take time off at your own discretion. Lightning eMotors also recognizes seven (7) company-paid holidays during each calendar year.

815 14th Street SW, Suite A100 Loveland, Colorado 80537 800-223-0740

        Exhibit 10.4

Benefits
As a full-time employee, you are eligible to participate in the Lightning eMotors benefit program. Eligibility starts on the first day of the month following your hire date. The current benefits package includes the following:
•Medical, Dental, and Vision plan coverage. Lightning eMotors contributes a significant portion of your medical cost premium, plus Health Savings Account (HSA) contributions and Heath Reimbursement Account (HRA) contributions.
•Lightning eMotors offers each employee a $50,000 Life insurance policy, a Short-Term Disability program, and Long-Term Disability benefit at no additional cost to the employee.
•The Company offers a 401(k) program to all employees. For every dollar contributed by the employee, the Company matches with matching funds at 100% for the first 3% contributions and 50% for the next 2% contributions.
•The Company offers seven (7) paid holidays per year.

This offer is contingent upon your submission and successful completion of a background check and drug screen. More information will be sent to you through our vendor.

David, we are excited to offer you this position as part of the Lightning eMotors team. We are confident that with your experience and skills, you will make significant contributions to our company in the years to come.

Sincerely,
LIGHTNING eMotors
Tim Reeser
Chief Executive Officer

Acceptance of Offer
I have read and understood and I accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

David Agatston
Signed /s/ David Agatston

815 14th Street SW, Suite A100 Loveland, Colorado 80537 800-223-0740